DST SYSTEMS, INC.
ARBITRAGE FUNDS FEE SCHEDULE
AUGUST 8, 2014 - AUGUST 7, 2015

I. ACCOUNT SERVICE FEES
A. Complex Base Fees
First CUSIP in a Fund	$30,900 per CUSIP per year
Additional CUSIPs in a Fund	$10,300 per CUSIP per year
B. Account Maintenance and Processing Fees
Direct Accounts	$9.27 per account per year
NSCC Accounts	$7.21 per account per year
Closed Accounts	Bundled
Telephone Calls (Inbound + Outbound)	Bundled
II. OTHER SERVICE FEES
12b-1 Processing	Bundled
Lost Shareholder Compliance	Bundled
Escheatment Costs	$250.00 per CUSIP per filing +
$5.00 per item + OOP Costs
Fiduciary Fee	$15.00 per SSN per year per
Paid by Shareholder	plan type
CDSC/Sharelot Processing	$2.83 per account per year
Ad-Hoc Reporting
Total of 5 of any type Bundled Monthly
Single or Multi File Reports	$268.57 per report
Anti-Money Laundering Fees *
Monthly Minimum Fee	Bundled
Foreign Accts	Bundled
Non-Foreign Accts	Bundled
Short Term Trader Fees *
90 Days or Less	Bundled
91 Days - 180 Days	$0.134 per account per year
181Days - 270 Days	$0.206 per account per year
271 Days - 366 Days	$0.268 per account per year
367 Days - 2 Years	$0.391 per account per year

ARBITRAGE
FEE SCHEDULE

Reimbursable Expenses	Exhibit A
NSCC *	Exhibit B
TA2000 Voice™ System * (Optional)	Exhibit C
Vision™ - Requires Separate Agreement	Exhibit D
Financial Intermediary / TPA Fees *	Exhibit E
Fund Closing / Deconversion *	Exhibit F
FAN Web * - Requires Separate Agreement	Exhibit G
SalesConnect * - Requires Separate Agreement	Exhibit H
III. OPTIONAL SERVICES
Aged History Retention Fee - Online	$5.00 per 1,000 lines
Aged History Retention Fee - Offline	$3.50 per 1,000 lines
Omnibus Accountlets
Remote	$0.65 per accountlet
Full Service	$0.92 per accountlet
Omnibus Transparency Web Portal
One-Time Setup Fee	$5,150.00
Monthly Fee	$1,545.00
Conversion/Acquisition Costs - Out of Pocket expenses including, but not limited to travel and accommodations, programming, training, equipment installation, etc.
Computer/Technical Support (Standard 2014 Rates) *
Business Analyst/Tester:
Dedicated	$130,493 per year (1,690 hours)
On-Request	$115.75 per hour
COBOL Programmer:
Dedicated	$220,020 per year (1,690 hours)
On-Request	$174.73 per hour
Workstation Programmer:
Dedicated	$252,173 per year (1,690 hours)
On-Request	$206.99 per hour
Web Developer:
Dedicated	$269,201 per year (1,690 hours)
On-Request	$222.62
Full Service Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

ARBITRAGE
FEE SCHEDULE

NOTES:

A.	Open and Closed Accounts Fees
The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined. The "Purge Date" for any year shall be any day after June 1st of that year, as selected by the Fund, provided that written notification is presented to DST at least forty-five (45) days prior to the Purge Date.

B.	New Management Company / Fund Establishment
Establishing a new Fund requires a minimum of 30 days advance notice.

Establishing a new management company requires a minimum of 60 days advance notice.

The One Time Set- Up fees will only be charged in the event that a new fund(s) and/or new management company does not go live, including seed money, during the month it was scheduled to go live. The One Time Set- Up fees for a new Management Company do not include the DST programming hours to set up the INVESTOR product nor do they include the DSTO programming charges.

If a new Fund goes live after the 16th of the month with funded assets, including seed money, the CUSIP and Open Account charges for that month will be charged at a 50% discount of the current rate.

C.	Fee Increases
A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982- 1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 days notice.

D.	Late Fees
Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

Fees Accepted By:

DST Systems, Inc.	Arbitrage

Date	Date

REIMBURSABLE EXPENSES	EXHIBIT A

This schedule does not include reimbursable expenses that are incurred on the Fund's behalf.

Examples of reimbursable expenses include, but are not limited to the items listed below.
Forms
Postage (to be paid in advance if so requested)
Mailing Services
Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction
Telecommunications Equipment and Lines/Long Distance Charges
Magnetic Tapes, Reels or Cartridges
Magnetic Tape Handling Charges
Microfiche/EFS/Microfilm
Freight Charges
Printing
Bank Wire and ACH Charges
Proxy Processing - per proxy mailed not including postage
Includes:	Proxy Card
Printing
Outgoing Envelope
Return Envelope
Tabulation and Certification
T.I.N. Certification (W8 & W9)
(Postage associated with the return envelope is included)
Disaster Recovery1* (Includes St.Louis Data Center)
Off-site Record Storage
Travel, Per Diem and other Billables incurred by DST personnel traveling to, at and from the Fund at the request of the Fund.
Compliance Program Fee1

1
The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, is a pro rata portion of DST’s cost for the service and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

2	10% of the prior months’ Account Maintenance and Processing Fees, not to exceed $32,000 annually.

NSCC FEES AND OUT-OF-POCKET EXPENSES	EXHIBIT B

DST NSCC FEES
Bundled

NSCC PARTICIPANT FEES1
The NSCC charges $50 per month per NSCC Participant any for CPU access/shared line costs.
A combined participant base fee of $200 per month is charged for the following services:

Fund/SERV:

The NSCC charges an activity charge of $.11 per inputted transaction. Transactions include purchases, redemptions and exchanges.

Networking:

-$0.25 per 100 transactions ($0.0025 per transaction)

Commission Settlement:

-$.30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge
-$.20 per hundred records, per month, for 500,001 to 1,000,000 records
-$.10 per hundred records, per month, for 1,000,001 records and above

Mutual Fund Profile Service Monthly Membership Fee

-Phase I (Price and Rate) Only: $325.00 per month
-Phase I and II:  $750.00 per month

FUND/SPEED
Membership Fee
-$250 per month for members with less than 25 Funds (identified by CUSIP) on Fund/SERV
-$1,000 per month for members with 25 through 99 Funds on Fund/SERV
-$2,500 per month for members with 100 or more Funds on Fund/SERV

Activity Fees
-Inquiries $0.005 per transaction (transaction = request and fund response)
-Trade Data Transmission $0.50 per transaction
-New Accounts $0.75 per transaction
-Account Maintenance $0.25 per transaction

Fund/SERV Order Processing Fees:
$0.110 per side charged to each participating Fund Member for orders originating through Fund/SPEED and settling outside of NSCC’s net settlement.

SETTLING BANK FEES
The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

1	DST does not guarantee fees charged by the NSCC.

TA2000 VOICE™ SYSTEM	EXHIBIT C
FEE SCHEDULE

PER CALL SERVICE FEE
Utilization of DST's TA2000 Voice™ System is based on a service fee of $.25 per call. This charge is a flat rate regardless of the number or type of transactions that a shareholder processes during the call. A given call could result in inquiries and/or transactions being processed for various funds in the complex. Therefore, on a monthly basis, DST will report the number of inquiries and/or transactions processed by fund. A percentage of the total will be derived and reported for each fund. As a result of this process, DST will allocate the charges among the individual funds.

MULTIPLE CALL FLOWS
An additional fee of $500 per month will be charged for each additional call flow that requires different flows, functions, vocabulary, processing, rules or access method. An additional fee of $200 per month will be charged for each additional call flow that is identical in flows, functions, vocabulary, processing rules or access method.

MINIMUM MONTHLY CHARGE
DST's commitment to the reliability and continued enhancement of the TA2000 Voice System necessitates a minimum monthly charge for the service. The minimum monthly charge will only be assessed when it is greater than the monthly service fees. The minimum monthly charge will be implemented on a graduated basis based on the number of CUSIPS and shareholders in a fund complex and is the sum of the CUSIP and account charges. The schedule for this charge is as follows:

YEARS OF SERVICE	CHARGE PER CUSIP AUTHORIZED FOR SERVICE*	CHARGE PER SHAREHOLDER ACCOUNT**
1	$ 62	$.002
2	$ 92	$.003
3	$123	$.004

*	CUSIPS ADDED TO THE SERVICE will be subject to the same minimums being charged to the other CUSIPS in the complex at the time the CUSIPS are added.
**	THE PER ACCOUNT CHARGE is based on the total number of shareholder accounts in authorized CUSIPS at the end of each month.

OUT OF POCKET COSTS
Each fund complex will require a unique WATS number for their shareholders to call. Each WATS number will require a specific number of trunks to service a given volume of shareholder calls. All installation and monthly usage charges associated with these will be billed through monthly out-of pocket invoices.

TA2000™ SPEECH RECOGNITION CHARGES
All above charges apply with a 25% mark up of all fees (Per call rate, Fund Minimum, Shareholder Account).

VISION	EXHIBIT D.1
FEE SCHEDULE

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee Per View Charge1	None
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)
Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge2	$0.03 per image
Monthly Statement Interface Support Charge4	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges2
Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges
Per email charge	$0.05

1
The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

2
The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

3	If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT D.2

Transaction Processing Charges (optional) Initial Set-up Fee1
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
New Account Establishment (each new account transaction	$0.35 per transaction
may contain one or more new accounts)
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum2	greater of $500 or actual usage

Dealer/Branch/Ren Updates (optional) Flat Fee3
SalesConnect Customers (Rep level) SalesConnect Customers (Branch level) and Non-SalesConnect Customers	Waived
Number of Accounts	Flat Fee Charge
0 - 25,000	$0 per month
25,001 - 100,000	$250.00 per month
100,001 - 500,000	$500.00 per month
500,001 - 1,000,000	$1,000.00 per month
1,000,001 - +	$2,000.00 per month

Per Update
SalesConnect Customers (Rep level) SalesConnect Customers (Branch level)	Waived
and Non-SalesConnect Customers	$0.10 per transaction

DST will combine accounts for all affiliates of Customer for purposes of determining the applicable Flat Fee for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. Customer’s number of accounts will be reviewed every January 1 for purposes of determining the monthly Flat Fee charges for that year.

Volume Discounts Discount Schedule (monthly)3
$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

1
The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing or Workflow Response. For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

2	NSCC Reject Processing and Workflow Response shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.
3	ID Charges, Monthly Statement Interface Support Charges, Dealer/Branch/Rep Updates Flat Fee and Transaction Processing Initial Set-up Fee are not included in Volume Discount calculations.

EXHIBIT D.3

Platinum/Gold Discount
An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST's Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$180,000.00 annually, but less than $300,000.00.

Discount:	The discount for each billing cycle equals 2^% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	$300,000.00 annually, but less than $2,000,000.00.

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	$2,000,000.00 annually.

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

EXHIBIT E

FINANCIAL INTERMEDIARY/THIRD PARTY ADMINISTRATOR FEES

Base Fee (per intermediary per month)	$122.47

Phone Calls (inbound/outbound)1	$4.90 each

Transactions: 1
Manual Same Day (T) Processing/Settlement Environments (not processed until money received)	$4.28 each
Manual or Automated Non-Same Day (T+x) Processing/ Settlement Environments (systematic "as-of^' T NAV, adjusted supersheets, expedited money movement)	$13.47 each

All Inbound Electronic Data Transmissions

Data Transmissions/Interfaces:
First 10 Intermediaries	$62/intermediary/month
Next 15 Intermediaries	$48/intermediary/month
Intermediaries over 25	$37/intermediary/month

Initial Set-up	Standard Programming/Client Services Fees

Note: DST will assess charges to receivers of outbound electronic data transmissions comprised of an initial setup fee, and a monthly fee based on the number of management companies being accessed.

(1)	If the Transfer Agency fee agreement has lower stated rates for phone calls and manual same day
(T)	transactions DST will honor those stated rates.

1	If the Transfer Agency fee agreement has lower stated rates for phone calls and manual same day (T) transactions, DST will honor those stated rates.

FUND CLOSING / DECONVERSION FEE SCHEDULE	EXHIBIT F

Fees effective as of fund closing or deconversion2:

Closed Accounts	As stated in fee schedule

Closed CUSIP Fee	$184 per closed CUSIP per month
Programming

As required at DST’s then current standard rates.

Reimbursable Expenses

This schedule does not include reimbursable expenses that are incurred on the Fund’s behalf. Examples of such reimbursable expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, transmission of statement data for remote print/mail operations, remote client hardware, document storage, tax certification mailings, magnetic tapes, printing, microfiche, Fed wire bank charges, ACH bank charges, NSCC charges, as required or incurred, etc. Reimbursable expenses are billed separately from Account Maintenance and Programming fees on a monthly basis.

1	Charges are effective through May of the following year to compensate DST for tax reporting and statement production.

FAN WEB SERVICES – TA2000 CLIENT	EXHIBIT G

FEE TYPE	CHARGE
Initial Implementation Site Setup Fee3 4 5	Bundled
Each Additional Site Setup Fee	Bundled
Transaction Fees2,3
Portfolio Level Inquiries	Bundled
Account Level Inquiries	Bundled
Maintenance/Financial Transactions	Bundled
New Account Establishment	Bundled
Auxiliary Processing	Bundled
Monthly Base Fee (This is in addition to the monthly transaction fee total)	Bundled
(Vision™ Product not included)6
Fund-Specific Enhancements/Consulting	By Quote

Monthly Activity Discount Structure

DST will offer Customer monthly activity discounts based on the total number of Transactions incurred by Customer in such month. The monthly discount shall be applied to Transaction Fees only. The following discount schedule will apply:

Monthly Activity	Activity Discount
0 - 150,000	No Discount
150,001 - 250,000	$.0050
250,001 - 500,000	$.0075
500,001 - 1,000,000	$.0100
1,000,001 - 2,000,000	$.0150
2,000,001 - 3,000,000	$.0175
Greater than 3,000,000	$.0200

Example of Monthly Discount:

If Customer has 400,000 Transactions in a given month, a $.005 discount will be applied to 100,000 of the Transactions, and a $.0075 discount will be applied to 150,000 of the Transactions. The remaining 150,000 Transactions are billed according to the standard Transaction Fees.

1
The Initial Implementation Site Setup Fee includes establishment of FAN Options and site setup. The fee also includes 100 hours of assistance from the FAN Web Group’s Business Analysts or technical staff. Any hours in excess of these hours will be billed at DST’s then standard FAN rates.

2	These fees apply only where Customer provides a link from the Customer Web Site to the DST Web Site.

3	Other Transactions may be supported in the future, the fees for which will be determined at that time. Customer will not be obligated to offer such new Transaction types.

4	The FAN We monthly usage fee is a combination of the $3,000.00 monthly base fee and the cumulative total of all transactions processed.

SALESCONNECT ALPHA FEE SCHEDULE	EXHIBIT H

One-Time Implementation Fee Includes:	$5,000
• Product setup and training
• Implementation of trade and account position files7 8
• Conversion of historical trades (systematic resolution only)
• Account & contact matching to existing customer system

Monthly Service Fees2 Data Management
Producing rep entities9	$0.50 (each)
Non-producing rep entity	No additional charge
Monthly minimum	$2,500

Operator IDs
First ten	No additional charge
Over ten	$50 (each)

Outbound Data Files (standard format)10	No additional charge
Integration with CRM	No additional charge

NOTE: Fees charged by a source recordkeeper and/or the DTCC (i.e.; OmniSERV) to receive trade and asset position files are the sole responsibility of the client and are not included in this fee schedule.

Professional Services (upon request)5
•	Perform outsourced administrative functions including territory management, loading trade/asset spreadsheets, maintaining operator IDs and fund/transaction codes.
•	Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.
•	Modify an existing report or develop new reports accessible through the SalesConnect web site.

Automatic Annual Increase Provisions: CPI
The foregoing fees are subject to an annual increase at the same time and manner as set forth in the TA2000 Agreement.

1
Includes all currently supported transfer agency and sub-accounting feeds. Non-supported feeds may require an additional professional services engagement. Please contact us for a list of supported feeds.

Monthly service fees begin in the month transaction scrubbing begins

3
Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years. Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.

4	Requires a method to receive secure file transmissions from the Winchester Data Center. Additional charges may apply if a method is not currently in place.
5	Fees for Professional Services will be determined based on specific client requirements and DSTs prevailing hourly rates.